CUSIP No. 834251 100	13D	Page 7 of 7 Pages

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $.001 per share, of Soliton, Inc. and further agree that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that she or it knows or has reason to believe that such information is inaccurate.

Dated: April 3, 2019

Remeditex Ventures LLC

By:	/s/ Brett Ringle
Brett Ringle, President

Malachite Trust

By:	/s/ Lyda Hill
Lyda Hill, Trustee

/s/ Lyda Hill
Lyda Hill